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FORM 4
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           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.   Name and Address of Reporting Person

          Ross Financial Corporation
          P.O. Box 31363-SMB
          Cayman Islands, BWI

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2.   Issuer Name and Ticker or Trading Symbol

     RJ Reynolds Tobacco Holding, Inc.
     RJR
     CUSIP# 76182K105
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
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4.   Statement for Month/Year        JANUARY, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)09/09/99
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6.   Relationship of Reporting Person(s) to Issuer (Check all
     applicable)

     10% Owner
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7.   Individual or Joint/Group Filing

     Individual
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1.   Title of Security

     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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2-4

Transaction Date   Transaction     Securities Acquired(A) Price
(Month/Day/Year)      Code           Amount   Disposed(D) (per share)
01/03/02                S		 16,100	D		57.5002
01/07/02			S		101,300	D		57.3821
01/08/02			S		186,000	D		58.1654
01/09/02			S		  1,000	D		58.8491
01/11/02			S		125,000	D		58.9267
01/14/02			S		125,000	D		59.4703
01/15/02			S		125,000	D		60.1558
01/17/02			S		226,200	D		59.1145
01/18/02			S		 50,100	D		59.3346
01/22/02			S		 45,000	D		59.1491
01/23/02			S		125,000	D		59.2956


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5.   Amount of Securities Beneficially Owned at End of Month.
	10,889,003

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6.   Ownership Form:  Direct (D) or Indirect (I)

     Direct       Ross Financial Corporation    (D)
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7.   Nature of Indirect Beneficial Ownership

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

               NONE.
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Explanation of Responses:


Ross Financial Corporation

By:  Kenneth B. Dart, Its President
Dated:  08  February, 2002
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